Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Signet Jewelers Limited:
We consent to the incorporation by reference in the registration statement (Nos. 333-1359987, 333-153435, 333-09634, 333-134192, 333-12304, 333-153422, 333-08964, and 333-225653) on Forms S-8 and (Nos. 333-195865-18 and 333-214462) on Forms S-3 of Signet Jewelers Limited of our report dated April 3, 2019, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries as of February 2, 2019 and February 3, 2018, the related consolidated income statements, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week period ended February 2, 2019, the 53 week period ended February 3, 2018, and the 52 week period ended January 28, 2017, and the related notes (collectively, the "consolidated financial statements"), and the effectiveness of internal control over financial reporting as of February 2, 2019, which report appears in the February 2, 2019 annual report on Form 10‑K of Signet Jewelers Limited.

Our report on the consolidated financial statements refers to a change to the accounting for revenue recognition due to the adoption of ASU 2014-09, Revenue from Contracts with Customers.

/s/ KPMG LLP
Cleveland, Ohio
April 3, 2019